EXHIBIT 99.1

       Vulcan Announces Record First Quarter Earnings Per Share

    BIRMINGHAM, Ala.--(BUSINESS WIRE)--April 30, 2007--Vulcan Materials Company (NYSE:VMC) today announced record first quarter net earnings of $89 million, or $0.91 per diluted share, a 34 percent increase from the prior year's first quarter net earnings of $0.68 per diluted share. First quarter net sales were $630 million compared with $642 million in the prior year.

    Don James, Vulcan's Chairman and Chief Executive Officer, stated, "We are very pleased with our first quarter operating results and the year-over-year growth in earnings. We expect the pricing environment for aggregates to remain favorable with demand supported by growth in public infrastructure and private nonresidential construction."

    As previously announced, net earnings in the first quarter of 2007 include a gain on sale of real estate in California of $0.27 per diluted share, which increased earnings $0.26 per diluted share after related incentive costs. Net earnings in the prior year's first quarter included a $0.07 per diluted share gain from the adjustment in the carrying value of the ECU earn-out (See Table E).

    Operating Results

    First quarter operating earnings were $137 million, compared with $99 million in the prior year. Gross profit as a percentage of net sales, which excludes gains on sale of real estate, was 26.5 percent, up 100 basis points from the prior year's level of 25.5 percent.

    Double-digit price increases for the Company's key products more than offset the earnings effect of lower sales volumes. The average unit price for aggregates in the first quarter increased 16 percent from the prior year's level, while aggregates shipments decreased 14 percent. First quarter 2007 aggregates shipments declined due to less favorable weather than in the first quarter of 2006 and weakness in residential construction. During last year's first quarter, aggregates shipments surged 13 percent due to the combination of favorable weather and strong demand, resulting in significantly higher than normal first quarter shipments.

    Earnings in the asphalt product line increased significantly as higher selling prices more than offset higher costs for key raw materials and lower sales volumes. First quarter concrete earnings were lower than the prior year's level as higher prices were more than offset by lower sales volumes and higher costs for raw materials. Concrete sales decreased $17 million from the prior year's first quarter and were a primary driver of the 2 percent decrease in overall net sales in the first quarter.

    Selling, administrative and general expenses in the first quarter increased approximately $9 million from the prior year due mostly to higher employee-related costs and expenses associated with certain corporate initiatives including the pending acquisition of Florida Rock Industries, improving business processes and the replacement of legacy information systems.

    Gain on sale of property, plant and equipment increased approximately $46 million from the prior year's first quarter due primarily to the aforementioned sale of real estate in California during January 2007.

    Other income decreased approximately $11 million from the prior year's first quarter. Other income in the current year's first quarter includes a $0.7 million gain in the carrying value of the ECU earn-out compared with a $12.2 million gain in the prior year's first quarter.

    In March, the Company received $8.4 million in cash from the 5CP earn-out agreement with the purchaser of its former Chemicals business. The cash receipt had no earnings effect in the current quarter. This earn-out is to be paid annually in the first quarter, subject to certain conditions, through 2013.

    During the first quarter, the Company acquired aggregates operations in Illinois and North Carolina.

    All results are unaudited.

    Outlook - Full Year 2007

    Commenting on Vulcan's outlook for 2007, Mr. James stated, "We remain confident in our ability to continue strong earnings growth in 2007. Broader economic factors such as low interest rates, job growth, falling office vacancy rates and the solid fiscal condition of most states should continue to aid the more aggregate-intensive infrastructure and private nonresidential end-use markets in 2007 and support overall demand for aggregates in our markets.

    "The residential construction slowdown continued and contributed to lower aggregates and concrete shipments for the quarter. However, with mortgage interest rates still at relatively low historical levels and household formations increasing in our high growth markets, residential construction has the potential to stabilize in the second half of 2007 in many markets.

    "Aggregates demand from highway construction in Vulcan-served markets should increase in 2007, primarily as a result of higher federal and state spending levels and moderating liquid asphalt costs. In 2006, construction cost inputs for highway projects increased significantly, particularly liquid asphalt and diesel fuel, resulting in some delays for new contract awards.

    "We expect private nonresidential construction to continue to grow in 2007. This construction end market includes a wide array of project types and generally is more aggregates intensive than single-family residential construction. Economic factors, such as job growth, vacancy rates, private infrastructure needs and demographic trends, help drive demand for this type of construction.

    "We believe that our business continues to be well positioned to achieve earnings from continuing operations in 2007 of $5.51 to $5.91 per diluted share, consistent with full year guidance provided at the end of the fourth quarter."

    Mr. James further stated, "Aggregates pricing in 2007 should be 10 to 12 percent higher than the prior year's level. We expect aggregates shipments to be flat to down 2 percent from the prior year's level. The earnings contribution from higher aggregates pricing should more than offset the earnings effects of a potential decrease in aggregates shipments resulting from weakness in residential construction.

    Outlook - Second Quarter 2007

    "In the second quarter, we expect to earn $1.55 to $1.70 per diluted share. Last year's second quarter earnings from continuing operations were $1.47 per diluted share and included a gain of $0.15 per share resulting from the sale of contractual rights as well as a $0.06 per share gain resulting from an increase in the carrying value of the ECU earn-out. This year's second quarter guidance does not include any comparable items."

    In keeping with past practice, Vulcan will give quarterly and annual earnings guidance. Revised guidance will be issued only if Vulcan determines that comparable earnings per share, on either a quarterly or an annual basis, will be outside its most recent published estimates.

    Additionally, quarterly and annual earnings guidance provided in this press release does not reflect the pending acquisition of Florida Rock Industries, Inc.

    Conference Call

    Vulcan will host a conference call at 10:00 a.m. CDT on Tuesday, May 1, 2007. Investors and other interested parties in the U.S. may access the teleconference live by calling (800) 291-5365 approximately 10 minutes before the scheduled start. International participants can dial (617) 614-3922. The access code is 89557595. A live webcast will be available via the Internet through Vulcan's home page at www.vulcanmaterials.com. The conference call will be recorded and available for replay approximately two hours after the call through May 8, 2007.

    Vulcan Materials Company, a member of the S&P 500 index, is the nation's largest producer of construction aggregates and a major producer of asphalt and concrete.

    Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. These assumptions, risks and uncertainties include, but are not limited to, those associated with general economic and business conditions; changes in interest rates; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for residential and private nonresidential construction; the highly competitive nature of the construction materials industry; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; increasing healthcare costs; the timing and amount of any future payments to be received under two earn-outs contained in the agreement for the divestiture of the Company's Chemicals business; the Company's ability to manage and successfully integrate acquisitions; and other assumptions, risks and uncertainties detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year. Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to publicly update such statements.


                                                               Table A
Vulcan Materials Company
and Subsidiary Companies

                                                (Amounts and shares in
                                                 thousands, except per
                                                      share data)
                                                  Three Months Ended
Consolidated Statements of Earnings                    March 31
                                                ----------------------
(Condensed and unaudited)                         2007        2006
----------------------------------------------------------------------

Net sales                                       $ 630,187   $ 642,272
Delivery revenues                                  57,000      66,415
                                                ----------  ----------
Total revenues                                    687,187     708,687

Cost of goods sold                                462,992     478,378
Delivery costs                                     57,000      66,415
                                                ----------  ----------
Cost of revenues                                  519,992     544,793
                                                ----------  ----------

Gross profit                                      167,195     163,894
Selling, administrative and general expenses       74,402      65,012
Gain on sale of property, plant and equipment,
 net                                               46,387         757
Other operating expense, net                        2,034         625
                                                ----------  ----------
Operating earnings                                137,146      99,014

Other income, net                                   1,202      12,093
Interest income                                     1,323       2,647
Interest expense                                    6,635       6,285
                                                ----------  ----------
Earnings from continuing operations before
 income taxes                                     133,036     107,469
Provision for income taxes                         43,697      35,564
                                                ----------  ----------
Earnings from continuing operations                89,339      71,905
Loss on discontinued operations, net of tax          (465)     (1,820)
                                                ----------  ----------
Net earnings                                    $  88,874   $  70,085
======================================================================
Basic earnings (loss) per share:
    Earnings from continuing operations         $    0.94   $    0.72
    Discontinued operations                         (0.01)      (0.02)
                                                ----------  ----------
    Net earnings per share                      $    0.93   $    0.70

Diluted earnings (loss) per share:
    Earnings from continuing operations         $    0.91   $    0.70
    Discontinued operations                             -       (0.02)
                                                ----------  ----------
    Net earnings per share                      $    0.91   $    0.68
======================================================================
Weighted-average common shares outstanding:
    Basic                                          95,172     100,552
    Assuming dilution                              97,778     102,346
Cash dividends declared per share of common
 stock                                          $    0.46   $    0.37
Depreciation, depletion, accretion and
 amortization from continuing operations        $  60,801   $  53,673
Effective tax rate from continuing operations        32.8%       33.1%
======================================================================


                                                               Table B
Vulcan Materials Company
and Subsidiary Companies

                                        (Amounts in thousands)
Consolidated Balance Sheets       March 31   December 31    March 31
(Condensed and unaudited)          2007         2006         2006
----------------------------------------------------------------------

Assets
-------------------------------
Cash and cash equivalents       $    69,960  $    55,230  $    80,343
Medium-term investments                   -            -       68,965
Accounts and notes receivable:
    Accounts and notes
     receivable, gross              395,124      394,815      506,558
    Less: Allowance for
     doubtful accounts               (3,108)      (3,355)      (4,539)
                                ------------ ------------ ------------
        Accounts and notes
         receivable, net            392,016      391,460      502,019
Inventories:
    Finished products               235,307      214,508      201,904
    Raw materials                    10,950        9,967       10,977
    Products in process               1,628        1,619        2,058
    Operating supplies and
     other                           18,531       17,443       17,499
                                ------------ ------------ ------------
        Inventories                 266,416      243,537      232,438
Deferred income taxes                22,165       25,579       20,959
Prepaid expenses                     15,016       15,388       16,378
                                ------------ ------------ ------------
        Total current assets        765,573      731,194      921,102
Investments and long-term
 receivables                          2,383        6,664        6,864
Property, plant and equipment:
    Property, plant and
     equipment, cost              4,026,960    3,897,618    3,582,868
    Less: Reserve for depr.,
     depl., & amort.             (2,070,840)  (2,028,504)  (1,917,815)
                                ------------ ------------ ------------
        Property, plant and
         equipment, net           1,956,120    1,869,114    1,665,053
Goodwill                            650,206      620,189      628,683
Other assets                        196,633      200,673      185,255
                                ------------ ------------ ------------
        Total assets            $ 3,570,915  $ 3,427,834  $ 3,406,957
                                ============ ============ ============


Liabilities and Shareholders'
 Equity
-------------------------------
Current maturities of long-term
 debt                           $       727  $       630  $    32,547
Short-term borrowings               240,400      198,900            -
Trade payables and accruals         156,008      154,215      137,538
Other current liabilities           129,080      133,763      154,102
                                ------------ ------------ ------------
        Total current
         liabilities                526,215      487,508      324,187
Long-term debt                      321,503      322,064      322,859
Deferred income taxes               290,404      287,905      282,400
Other noncurrent liabilities        338,237      319,458      287,229
Shareholders' equity              2,094,556    2,010,899    2,190,282
                                ------------ ------------ ------------
        Total liabilities and
         shareholders' equity   $ 3,570,915  $ 3,427,834  $ 3,406,957
======================================================================


                                                               Table C
Vulcan Materials Company
and Subsidiary Companies

                                                (Amounts in thousands)
                                                  Three Months Ended
Consolidated Statements of Cash Flows                  March 31
                                                ----------------------
(Condensed and unaudited)                         2007        2006
----------------------------------------------------------------------

Operating Activities
----------------------------------------------
Net earnings                                    $  88,874   $  70,085
Adjustments to reconcile net earnings to net
 cash provided by operating activities:
    Depreciation, depletion, accretion and
     amortization                                  60,801      53,691
    Net gain on sale of property, plant and
     equipment                                    (46,387)       (757)
    Contributions to pension plans                   (292)       (318)
    Share-based compensation                        3,871       5,478
    Increase in assets before initial effects
     of business acquisitions and dispositions    (21,652)    (29,831)
    Increase (decrease) in liabilities before
     initial effects of business acquisitions
     and dispositions                              11,710     (23,187)
    Other, net                                      1,220      (3,144)
                                                ----------  ----------
        Net cash provided by operating
         activities                                98,145      72,017
                                                ----------  ----------

Investing Activities
----------------------------------------------
Purchases of property, plant and equipment       (122,636)    (95,787)
Proceeds from sale of property, plant and
 equipment                                         50,823       2,572
Payment for businesses acquired, net of
 acquired cash                                    (58,857)    (13,681)
Proceeds from sales and maturities of medium-
 term investments                                       -     106,175
Decrease in investments and long-term
 receivables                                        1,435         104
Other, net                                          8,730         (13)
                                                ----------  ----------
        Net cash used for investing activities   (120,505)       (630)
                                                ----------  ----------

Financing Activities
----------------------------------------------
Net short-term borrowings                          41,500           -
Payment of short-term debt and current
 maturities                                          (320)   (240,305)
Payment of long-term debt                             (27)          -
Purchases of common stock                          (4,800)    (19,337)
Dividends paid                                    (43,762)    (37,167)
Proceeds from exercise of stock options            22,980      14,644
Excess tax benefits from exercise of stock
 options                                           15,501       7,161
Other, net                                          6,018       8,822
                                                ----------  ----------
        Net cash provided by (used for)
         financing activities                      37,090    (266,182)
                                                ----------  ----------

Net increase (decrease) in cash and cash
 equivalents                                       14,730    (194,795)
Cash and cash equivalents at beginning of
 period                                            55,230     275,138
                                                ----------  ----------
Cash and cash equivalents at end of period      $  69,960   $  80,343
======================================================================


                                                               Table D

1. Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated
 Statements of Cash Flows for the three months ended March 31 is summarized below (amounts in thousands):
                                                      2007     2006
----------------------------------------------------------------------

Supplemental Disclosure of Cash Flow Information
----------------------------------------------------
Cash paid during the period for:
  Interest, net of amount capitalized                $ 1,632  $ 6,999
  Income taxes                                         3,145    9,154

Supplemental Schedule of Noncash Investing and
 Financing Activities
----------------------------------------------------
Accrued liabilities for purchases of property, plant
 and equipment                                        29,500    9,934
Debt issued for purchases of property, plant and
 equipment                                                 5        -
Proceeds receivable from exercise of stock options        48        -


2. Net Sales and Unit Shipments

                             (Amounts in thousands)

                               Three Months Ended
                                    March 31
                             -----------------------
Net Sales by Product -
 Customer                       2007        2006
                             -----------------------

Aggregates, excluding
 freight to remote
 distribution sites          $  423,850  $  426,852
Freight to remote
 distribution sites              31,908      33,014
                             ----------- -----------
    Aggregates                  455,758     459,866
    Asphalt mix                  96,845      85,201
    Concrete                     48,028      64,573
    Other products               29,556      32,632
                             ----------- -----------

        Total net sales      $  630,187  $  642,272
                             =========== ===========

Unit Shipments

Aggregates
  Customer tons                  45,705      53,292
  Internal tons (1)               2,338       2,873
                             ----------- -----------
    Aggregates - tons            48,043      56,165
                             =========== ===========

    Asphalt mix - tons            2,036       2,264

    Concrete - cubic yards          504         750

(1) Represents tons shipped primarily to our other operations (e.g., asphalt mix and concrete). Revenue from internal shipments is not included in net sales as presented in the accompanying Consolidated Statements of Earnings.


                                                               Table E

Reconciliation of Non-GAAP Performance Measures

                                                (Amounts in thousands,
                                                   except per share
                                                         data)

                                                  Three Months Ended
                                                       March 31
                                                ----------------------
                                                  2007        2006
                                                ----------------------

GAAP Earnings from continuing operations
 before income taxes                            $ 133,036   $ 107,469
  Gain on sale of California real estate, net
   (1)                                            (42,852)          -
  Gain from adjustment in the carrying value
   of the ECU earn-out (2)                           (700)    (12,181)
                                                ----------  ----------
Earnings from continuing operations before
 income taxes, excluding gains on sale of
 California real estate and adjustment in the
 carrying value of the ECU earn-out (3)         $  89,484   $  95,288
                                                ==========  ==========


GAAP Earnings from continuing operations, net
 of tax                                         $  89,339   $  71,905
  Gain on sale of California real estate, net
   (1)                                            (25,390)          -
  Gain from adjustment in the carrying value
   of the ECU earn-out, net of tax (2)               (420)     (7,300)
                                                ----------  ----------
Earnings from continuing operations, excluding
 gains on sale of California real estate and
 adjustment in the carrying value of the ECU
 earn-out, net of tax (3)                       $  63,529   $  64,605
                                                ==========  ==========


GAAP Diluted earnings per share from
 continuing operations                          $    0.91   $    0.70
  After-tax gain per diluted share resulting
   from sale of California real estate, net
   (1)                                              (0.26)          -
  After-tax gain per diluted share resulting
   from the adjustment in the carrying value
   of the ECU earn-out (2)                              -       (0.07)
                                                ----------  ----------
Earnings per share from continuing operations,
 excluding gains on sale of California real
 estate and adjustment in the carrying value
 of the ECU earn-out, net of tax (3)            $    0.65   $    0.63
                                                ==========  ==========

(1) In January 2007, the Company sold approximately 125 acres of vacant land located in San Bernardino County, California resulting in a pretax gain of $43.8 million. The amounts shown above are net of the related incentives ratably applied in accordance with U.S.
 Generally Accepted Accounting Principles (GAAP).

(2) In June 2005, the Company sold substantially all the assets of its Chemicals business, known as Vulcan Chemicals, to a subsidiary of Occidental Chemical Corporation, Basic Chemicals. Subject to certain conditions as defined in a separate earn-out agreement, Basic Chemicals is required to make future payments based on ECU and natural gas prices during the five-year period beginning July 1, 2005, capped at $150 million (ECU earn-out or ECU derivative). The ECU earn-out is accounted for as a derivative instrument; accordingly, it is reported at fair value. Changes to the fair value of the ECU derivative are recorded within continuing operations pursuant to SAB Topic 5:Z:5.

(3) The Company prepares and reports its financial statements in accordance with GAAP. Internally, management monitors the operating performance of its construction materials business using non-GAAP metrics similar to those above. These non-GAAP measures exclude the effects of two items, described more fully above: 1) the gain on the sale of California real estate during the first quarter of 2007 (included in gain on sale of property, plant and equipment, net in the accompanying condensed consolidated statements of earnings), and
 2) the ECU earn-out obtained in connection with the June 2005 sale of our Chemicals business, including the associated changes in carrying value (included in other income, net in the accompanying condensed consolidated statements of earnings).

In Management's opinion, these non-GAAP measures are important indicators of the ongoing operations of our construction materials business and provide better comparability between reporting periods because they exclude items that may not be indicative of or are unrelated to our core business and provide a better baseline for analyzing trends in our core operations. The Company does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company believes the disclosure of the effects of these items increases the reader's understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance.


    CONTACT: Vulcan Materials Company
             Investor Contact:
             Mark Warren, 205-298-3220
             or
             Media Contact:
             David Donaldson, 205-298-3220